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                  SERVICE CORPORATION INTERNATIONAL                Exhibit 12.1
                  RATIO OF EARNINGS TO FIXED CHARGES

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                                                           Nine Months Ended
                                                             September 30,
                                                           1998        1997
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(Thousands, except ratio amounts)

Pretax income from continuing operations................. $437,119    $438,407

Undistributed income of less than 50% owned
 equity investees........................................   (5,814)     (2,618)
Minority interest in income of majority owned
 subsidiaries with fixed charges.........................      320         128
Add fixed charges as adjusted (from below)...............  146,651     126,782
                                                          --------    --------
                                                          $578,276    $562,699
                                                          --------    --------

Fixed charges:
 Interest expense:
  Corporate.............................................. $126,386    $ 99,372
  Financial services.....................................    7,372       5,857
  Capitalized............................................    2,431       2,681
  Amortization of debt costs.............................     (396)        993
  1/3 of rental expense..................................   13,289      16,178
  Dividends on convertible preferred stock of subsidiary.     -          4,382
                                                          --------    --------
Fixed charges............................................  149,082     129,463
  Less: Capitalized interest.............................   (2,431)     (2,681)
                                                          --------    --------
Fixed charges as adjusted................................ $146,651    $126,782
                                                          ========    ========

Ratio (earnings divided by fixed charges)................     3.88        4.35
                                                          ========    ========
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